SCHEDULE 14A

 PROXY STATEMENT

PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential for Use of the Commission Only as permitted by Rule 14a-6(e)(2)

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to Rule 14a-11c or Rule 14a-12

Flaherty & Crumrine Dynamic Preferred
and Income Fund Incorporated

 (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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IMPORTANT NOTICE: Annual Meeting of Shareholders Adjourned to June 20, 2025

YOUR FINANCIAL ADVISOR DOES NOT VOTE FOR YOU!

June 6, 2025

Dear Shareholder:

WE TRULY NEED YOUR VOTE! PLEASE KNOW THAT We would not undertake the expense of this overnight package to you unless your vote was vital.

The Annual Meeting (the “Meeting”) of shareholders of Flaherty & Crumrine Dynamic Preferred and Income Fund Incorporated (NYSE: DFP) (the “Fund”), originally scheduled for April 16, 2025, has been adjourned to solicit additional shareholder votes on the proposals. Shareholders are being asked to vote on the following proposals:

Proposal 1: To Elect Directors of the Fund.

Proposal 2: To approve a new investment advisory agreement with Flaherty & Crumrine Incorporated for the Fund.

The Board of Directors of the Fund (the “Board”) unanimously recommends that you vote FOR the Proposals. To date, an overwhelming majority of the votes received have been cast in favor of the proposals, there are simply not sufficient shares voted to date to approve the proposal.

Except for date and the initial term, the terms of the new advisory agreements are identical to the terms of the current agreements, including having identical advisory fees. Additionally, the day-to-day management of Flaherty & Crumrine and the investment objectives and strategies of the Fund will not change as a result of the internal restructuring of the Adviser or the Fund’s entry into its respective new investment advisory agreement. The full proxy statement can be found here: www.Okapivote.com/Flaherty.

In order for your vote to be represented, we must receive your voting instructions. PLEASE SUBMIT YOUR VOTE TODAY USING ONE OF THE FOLLOWING OPTIONS:

1.	By Internet
Follow the simple instructions on the enclosed proxy card.
2.	By Phone
Call the toll-free number listed on the enclosed proxy card and follow the simple voice prompts.

If you have any questions, please call Okapi Partners, the Fund’s proxy solicitor, toll-free at (877) 279-2311. Representatives are available Monday - Friday 9:00am to 8:00pm (ET). Thank you for your continued support of the Fund and your assistance in this matter.

EVEN IF IT IS PAST THE INDICATED DEADLINE, PLEASE VOTE YOUR SHARES!